FILED PURSUANT TO
RULE 424(b)(7)
SEC FILE NO. 333-140796

PROSPECTUS SUPPLEMENT No. 7
(To Prospectus dated February 20, 2007)
DATED: November 5, 2007

11,747,135 Common Shares

Our operating partnership, Duke Realty Limited Partnership, issued and sold $575 million aggregate principal amount of its 3.75% Exchangeable Senior Notes due 2011, or the “notes,” in a private transaction on November 22, 2006. Under certain circumstances, we may issue shares of our common stock upon the exchange or redemption of the notes. In such circumstances, the recipients of such common stock, whom we refer to as the “selling shareholders,” may use this prospectus supplement, together with the prospectus to which it relates, to resell from time to time the shares of our common stock that we may issue to them upon the exchange or redemption of the notes. Additional selling shareholders may be named by future prospectus supplements.

This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated February 20, 2007, and future prospectus supplements.

The selling shareholder table, appearing under the heading “Selling Shareholders” in the accompanying prospectus, is amended and supplemented by the information in the following table.

Name	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Shares Beneficially Owned Prior to the Offering(2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned Following the Offering(3)	Percentage of Shares Beneficially Owned Following the Offering(2)(3)
Admiral Flagship Master Fund, Ltd.	51,074	*	51,074	—	—
Arctos Partners Inc.	598,593	*	598,593	—	—
Aristeia International Limited	564,271	*	564,271	—	—
Aristeia Partners LP	191,631	*	191,631	—	—
BBT Fund, L.P.	210,937	*	210,937	—	—
Bank of America Pension Plan	102,149	*	102,149	—	—
Barnet Partners Ltd.	20,429	*	20,429	—	—
Beamtenversicherungskasse Des Kantons Zurich	136,879	*	136,879	—	—
Bernische Lehreruersicherungskasse	34,730	*	34,730	—	—
Black Diamond Offshore Ltd.	14,729	*	14,729	—	—

Name	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Shares Beneficially Owned Prior to the Offering(2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned Following the Offering(3)	Percentage of Shares Beneficially Owned Following the Offering(2)(3)
Black Diamond Convertible Offshore LLC	32,687	*	32,687	—	—
BNP Paribas Arbitrage	51,074	*	51,074	—	—
CAP Fund, L.P.	96,530	*	96,530	—	—
Canyon Capital Arbitrage Master Fund, Ltd.	679,290	*	679,290	—	—
The Canyon Value Realization Fund (Cayman), Ltd.	763,053	*	763,053	—	—
Canyon Value Realization MAC 18 Ltd.	58,224	*	58,224	—	—
Canyon Value Realization Fund, L.P.	297,253	*	297,253	—	—
Capital Ventures International	102,149	*	102,149	—	—
Citadel Equity Fund, Ltd.	408,596	*	408,596	—	—
Citigroup Global Markets Inc.	946,921	*	946,921	—	—
CMH Strategies	1,389	*	1,389	—	—
Credit Suisse Europe Ltd.	423,918	*	423,918	—	—
Credit Suisse Securities LLC	153,223	*	153,223	—	—
Double Black Diamond Offshore LDC	116,020	*	116,020	—	—
Empyrean Capital Fund, LP	115,305	*	115,305	—	—
Empyrean Capital Overseas Benefit Plan, Ltd.	24,536	*	24,536	—	—
Empyrean Capital Overseas Fund, Ltd.	217,679	*	217,679	—	—
Florida Fruit & Vegetable Association	2,206	*	2,206	—	—
Fore Convertible Master Fund, Ltd.	46,110	*	46,110	—	—
Fore ERISA Fund, Ltd.	4,964	*	4,964	—	—
Gemini Sammelstiftung Zur Forderling Der Personaluorsorge	14,913	*	14,913	—	—
Georgia Municipal Employee Benefit System	27,416	*	27,416	—	—
Highbridge Convertible Arbitrage Master Fund LP	10,214	*	10,214	—	—
Highbridge International LLC	91,934	*	91,934	—	—
Jefferies Umbrella Fund Global Convertible Bond	157,309	*	157,309	—	—
IIU Convertible Arbitrage Fund Limited	3,207	*	3,207	—	—
IIU Convertible Fund, plc	46,477	*	46,477	—	—
Institutional Benchmark Series (Master Feeder) Limited in respect of Electra Series c/o Quattro Fund	14,300	*	14,300	—	—
Ionic Capital Master Fund Ltd.	61,289	*	61,289	—	—
John Deere Pension Trust	20,429	*	20,429	—	—
JP Morgan Securities Inc.	122,578	*	122,578	—	—
LDG Limited	3,779	*	3,779	—	—
Lehman Brothers Inc.	183,868	*	183,868	—	—
Lydian Global Opportunities Master Fund Ltd.	61,289	*	61,289	—	—
Lydian Overseas Partners Master Fund, L.T.D.	245,157	*	245,157	—	—
Lyxor/Canyon Value Realization Fund Ltd.	51,074	*	51,074	—	—
Lyxor/Canyon Capital Arbitrage Fund Ltd.	143,008	*	143,008	—	—

Name	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Shares Beneficially Owned Prior to the Offering(2)	Number of Shares Offered Hereby	Number of Shares Beneficially Owned Following the Offering(3)	Percentage of Shares Beneficially Owned Following the Offering(2)(3)
Metropolitan Atlanta Rapid Tranist Authority	4,882	*	4,882	—	—
Old Lane GMA Master Fund LP	124,887	*	124,887	—	—
Old Lane Cayman Master Fund LP	672,487	*	672,487	—	—
Old Lane US Master Fund LP	385,408	*	385,408	—	—
Partners Group Alternative Strategies PCC Limited, Red Delta Cell c/o Quattro Fund	20,429	*	20,429	—	—
Pensionskasse Der Antalis Ag	2,247	*	2,247	—	—
Pensionskasse Der Lonza Ag	6,128	*	6,128	—	—
Pensionskasse Huntsman	4,290	*	4,290	—	—
Pensionskasse Huntsman II	5,516	*	5,516	—	—
Pensionskasse Der Rockwell Automation Ag	4,290	*	4,290	—	—
Peoples Benefit Life Insurance Company Teamsters	81,719	*	81,719	—	—
Plexus Fund Limited	510,745	*	510,745	—	—
Polygon Global Opportunities Master Fund	204,298	*	204,298	—	—
PV Promea	9,602	*	9,602	—	—
Quattro Fund Ltd.	155,266	*	155,266	—	—
Quattro Multistrategy Masterfund LP	14,300	*	14,300	—	—
Redbourn Partners Ltd.	245,157	*	245,157	—	—
Redbrick Capital MasterFund LTD	153,223	*	153,223	—	—
Royal Bank of Canada	91,934	*	91,934	—	—
SRI Fund, L.P.	50,053	*	50,053	—	—
Tamalpais Asset Management L.P.	204,298	*	204,298	—	—
TQA Master Fund, Ltd.	24,209	*	24,209	—	—
TQA Master Plus Fund, Ltd.	13,871	*	13,871	—	—
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage Master Limited	192,653	*	192,653
UBS O’Connor LLC F/B/O: O’Connor Global Convertible Arbitrage II Master Limited	11,644	*	11,645
UBS Securities LLC	81,719	*	81,719	—	—
Universal Investment Gesellschaft MBH Ref Aventis	102,149	*	102,149	—	—
Waterstone Market Neutral Master Fund, Ltd.	132,589	*	132,589	—	—
Waterstone Market Neutral MAC51 Fund, Ltd.	71,708	*	71,708	—	—
Yield Strategies Fund I, L.P.	40,859	*	40,859	—	—
Zurich Institutional Benchmarks Master Fund, Ltd. c/o TQA Investors, LLC	9,213	*	9,213	—	—
Zurich Institutional Funds, Wandelanleihen	53,117	*	53,117	—	—

Name	Number of Shares Beneficially Owned Prior to the Offering(1)		Percentage of Shares Beneficially Owned Prior to the Offering(2)	Number of Shares Offered Hereby		Number of Shares Beneficially Owned Following the Offering(3)	Percentage of Shares Beneficially Owned Following the Offering(2)(3)
Any other holder of common stock issuable upon exchange of notes or future transferee, pledgee, donee or successor of any holder	337,454		*	337,454		—	—
TOTAL(4)	11,747,135	(5)	8.07%	11,747,135	(5)	—	—

*                    Less than 1%.

(1)             Assumes conversion of the notes into shares of common stock at a conversion rate of 20.4298 shares of common stock per each $1,000 principal amount of notes.

(2)             Based on a total of 145,598,641 shares of our common stock outstanding as of November 1, 2007.

(3)             We do not know when or in what amounts a selling shareholder may offer shares of our common stock for sale. The selling shareholders might not sell any or all of the shares of our common stock offered by this prospectus. Because the selling shareholders may offer all or some of the shares of our common stock pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares of our common stock, we cannot estimate the number of shares of our common stock that will be held by the selling shareholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering pursuant to this prospectus, none of the shares of our common stock covered by this prospectus will be held by the selling shareholders

(4)             Additional selling shareholders not named in the prospectus will not be able to use the prospectus for resales until they are named in the selling shareholder table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling shareholders will not be able to use this prospectus for resales until they are named in the selling shareholders table by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by additional prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in the prospectus or prospectus supplement after the effective date of this prospectus.

(5)             We will issue cash for all fractional shares of our common stock based on the closing sale price of our common stock on the trading day immediately preceding the exchange date.